UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EAGLE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EAGLE FINANCIAL SERVICES, INC.

2 East Main Street

P.O. Box 391

Berryville, Virginia 22611

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eagle Financial Services, Inc. (the “Company”) will be held on Wednesday, May 17, 2006, at Noon at the John H. Enders Fire Company Social Hall, Berryville, Virginia. The purpose of the meeting shall be as follows:

1.	To elect three (3) Directors for a term of three (3) years.

2.	To transact such other business as shall properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 1, 2006, as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By order of the Board of Directors,

/s/ JAMES W. MCCARTY, JR.
James W. McCarty, Jr.
Vice President, Chief Financial Officer, and Secretary-Treasurer

Berryville, Virginia

April 14, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. THE ENCLOSED PROXY, WHEN RETURNED PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED IN THE PROXY.

EAGLE FINANCIAL SERVICES, INC.

2 East Main Street

P.O. Box 391

Berryville, Virginia 22611

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS

May 17, 2006

This Proxy Statement is being furnished to the shareholders of Eagle Financial Services, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 17, 2006, at Noon at the John H. Enders Fire Company Social Hall, Berryville, Virginia, and at any adjournment thereof.

The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. Solicitations of proxies will be made by use of the United States mail and may be made by direct or telephone contact by employees of the Company. Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons, and the Company will reimburse them for their reasonable charges in this connection. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting and not subsequently revoked will be voted at the meeting. The approximate date on which this proxy statement, the accompanying proxy card and Annual Report to Shareholders (which is not part of the Company’s soliciting materials) are being mailed to the Company’s shareholders is April 14, 2006.

The purposes of the meeting are to elect Directors and vote on such other business, if any, that may properly come before the meeting or any adjournment. The Company does not know of any other matters that are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. Each outstanding share of the Company’s Common Stock is entitled to one vote on all matters submitted to shareholders at the meeting. There are no cumulative voting rights.

Where a shareholder directs in the proxy a choice with respect to any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted in favor of the election of the Directors and in the best judgment of Messrs. Lewis M. Ewing, Thomas T. Gilpin and Robert W. Smalley, Jr. on such other business, if any, that may properly come before the meeting or any adjournment. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary of the Company, or by voting in person at the meeting.

The close of business on April 1, 2006, has been fixed as the record date for the meeting and any adjournment. As of that date, there were approximately 3,075,650 shares of Common Stock outstanding. The Directors and executive officers of the Company beneficially own in the aggregate 486,872 shares of the Company’s Common Stock, representing 15.83% of the amount outstanding on the date hereof.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board of Directors of the Company is structured into three classes (I, II, and III) with one class elected each year to serve a three-year term. The term of Class III Directors will expire at the Annual Meeting. The persons named below, all of whom are currently members of the Board, will be nominated to serve as Class III Directors. If elected, the Class III nominees will serve until the 2009 Annual Meeting of Shareholders. All nominees have consented to be named and have indicated their intent to serve if elected. Those nominees receiving the greatest number of votes shall be deemed elected even though they may not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a Director.

The Board of Directors recommends a vote FOR the Directors nominated to serve as Class III Directors.

Information Concerning Directors and Nominees

Certain information concerning the nominees for election at the Annual Meeting as Class III Directors is set forth below, as well as certain information about the Class I and II Directors, who will continue in office until the 2007 and 2008 Annual Meetings of Shareholders, respectively. The following biographical information discloses each Director’s age, principal occupation during the last five years and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Bank of Clarke County (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company.

Class III (Nominees to be elected to serve until the 2009 Annual Meeting):

Mary Bruce Glaize, 50, has been a Director since 1998.

Mrs. Glaize is a homemaker and local volunteer at the Shenandoah Valley Discovery Museum.

Randall G. Vinson, 59, has been a Director since 1985.

Mr. Vinson is Pharmacist and Owner of Berryville Pharmacy in Berryville, Virginia.

James R. Wilkins, Jr., 60, has been a Director since 1998.

Mr. Wilkins is Vice President of Silver Lake Properties, Inc., Silver Lake LLC, and JRW Properties and Rentals, Inc. These entities are involved with rental, property and land management. Previously, Mr. Wilkins was President of Wilkins ShoeCenter, Inc., a footwear retailer in Winchester, Virginia.

Class I (Directors serving until the 2007 Annual Meeting):

Thomas T. Gilpin, 53, has been a Director since 1986.

Mr. Gilpin is President of Lenoir City Company, a real estate investment company in Winchester, Virginia. He is also President of Clarco Corporation, which operates as Northside Lanes, a bowling center in Winchester, Virginia.

John R. Milleson, 49, has been a Director since 1999.

Mr. Milleson has been the President and Chief Executive Officer of both the Company and the Bank since 1999. From 1997 to 1999, he was Executive Vice President and Secretary-Treasurer of the Company and Executive Vice President and Chief Administrative Officer of the Bank.

Robert W. Smalley, Jr., 54, has been a Director since 1989.

Mr. Smalley is President of Smalley Package Co., Inc., a company focused on real estate management in Berryville, Virginia. This company previously manufactured pallets.

James T. Vickers, 53, has been a Director since 2001.

Mr. Vickers is Chief Executive Officer of Oakcrest Companies, a family of real estate-related companies in Winchester, Virginia.

Class II (Directors serving until the 2008 Annual Meeting):

Thomas T. Byrd, 60, has been a Director since 1995.

Mr. Byrd is President and Publisher of Winchester Evening Star, Inc., a newspaper publishing company headquartered in Winchester, Virginia.

Lewis M. Ewing, 71, has been a Director since 1984.

Mr. Ewing retired as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank in 1999.

John D. Hardesty, 74, has been a Director since 1963.

Mr. Hardesty is Partner/Manager of John O. Hardesty & Son, a dairy operation in Berryville, Virginia. Mr. Hardesty is the Chairman of the Board of both the Company and the Bank.

Executive Officers Who Are Not Directors

Jeffrey S. Boppe, 42, has served as Senior Vice President and Senior Loan Officer of the Bank since 1998.

John E. Hudson, 49, has served as Senior Vice President and Marketing Director of the Bank since 2003. Mr. Hudson served as Vice President and Marketing Director of the Bank from 1994 to 2003.

James W. McCarty, Jr., 36, has served as Vice President and Chief Financial Officer of the Company since 1997. Mr. McCarty has served as Senior Vice President and Chief Financial Officer of the Bank since 2000.

Elizabeth M. Pendleton, 57, has served as Senior Vice President and Senior Trust Officer of the Bank since 2000. Mrs. Pendleton served as Vice President and Trust Officer of the Bank from 1998 until 2000.

SECURITY OWNERSHIP

Ownership of Directors and Executive Officers

The following table sets forth, as of March 16, 2006, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all Directors and executive officers as a group.

Name	Number of Shares		Percent of Class (%)
Jeffrey S. Boppe	9,232	(1)(2)(3)(4)		*
Thomas T. Byrd	22,216	(5)		*
Lewis M. Ewing	26,664	(1)		*
Thomas T. Gilpin	106,552	(1)(5)	3.46
Mary Bruce Glaize	1,783			*
John D. Hardesty	26,210	(1)		*
John E. Hudson	12,299	(1)(2)(3)(4)		*
James W. McCarty, Jr.	11,094	(1)(2)(3)(4)		*
John R. Milleson	56,253	(1)(2)(3)(4)	1.82
Elizabeth M. Pendleton	11,172	(1)(2)(3)(4)		*
Robert W. Smalley, Jr.	14,675	(1)		*
James T. Vickers	15,546	(1)		*
Randall G. Vinson	26,214	(1)		*
James R. Wilkins, Jr.	168,962	(1)	5.49

Directors and executive officers as a group (14 persons)	508,872		16.43

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1)	Amounts include shares of Common Stock held jointly with spouse and/or as custodian under the Virginia Uniform Gifts to Minors Act and/or as trustee under the terms of certain trusts.
(2)	Amounts include shares of Common Stock held in the Bank of Clarke County Employee 401(k) Savings and Stock Ownership Plan (the “KSOP”). Each participant in the KSOP has the right to vote the shares allocated to his or her account.
(3)	Amounts include restricted shares of Common Stock which have voting rights and are entitled to dividends at the same rate as unrestricted shares of Common Stock. The number of restricted shares represented in the table is as follows: Mr. Boppe, 840 shares; Mr. Hudson, 480 shares; Mr. McCarty, 840 shares; Mr. Milleson, 1,800 shares; and Mrs. Pendleton, 840 shares.
(4)	Amounts include shares of Common Stock which may be acquired pursuant to currently exercisable stock options. The number of such shares represented in the table is as follows: Mr. Boppe, 4,000 shares; Mr. Hudson, 2,000 shares; Mr. McCarty, 4,000 shares; Mr. Milleson, 8,000 shares; and Mrs. Pendleton, 4,000 shares.
(5)	Amounts include shares of Common Stock that the individuals beneficially own indirectly through affiliated companies and other entities, as follows: Mr. Byrd, 5,600 shares; and Mr. Gilpin, 11,380 shares.

Ownership of Certain Beneficial Owners

The following table sets forth, as of March 16, 2006, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the Company’s Common Stock.

Name and Address	Number of Shares		Percent of Class (%)
James R. Wilkins, Jr. 7 South Loudoun Street Winchester, Virginia 22601	168,962	(1)	5.49

(1)	Amounts include shares held as trustee under the terms of certain trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Directors and executive officers of the Company and beneficial owners of more than 10% of the Company’s Common Stock are required to file reports with the Securities and Exchange Commission and the Company of their beneficial ownership and changes in ownership of Common Stock or written representations that no other reports were required. The Company believes that, during the fiscal year ended December 31, 2005, all filing requirements applicable to its officers and Directors were complied with. The Company is not aware of any person having beneficial ownership of more than 10% of the Company’s Common Stock.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following nine individuals of its total ten members are independent as defined by the listing standards of the NASDAQ Stock Market (“NASDAQ”): Mrs. Glaize and Messrs. Byrd, Ewing, Gilpin, Hardesty, Smalley, Vickers, Vinson and Wilkins. The only Director not considered independent is Mr. Milleson, who serves as the President and Chief Executive Officer of the Company.

Code of Ethics

The Board of Directors has approved a Code of Ethics for directors, officers and all employees of the Company and the Bank. The Board has also approved an addendum to the Code of Ethics applicable to the Company’s senior financial management, consisting of the Chief Executive Officer and Chief Financial Officer. The addendum addresses, among other things, standards that are reasonably necessary to promote honest and ethical conduct, including conduct with respect to conflicts of interest, full, fair, accurate, timely and understandable disclosure in the Company’s required periodic reports and compliance with applicable governmental rules and regulations. A copy of the addendum to the Company’s Code of Ethics may be obtained by visiting the “Investor Relations” section of the Bank’s website at www.bankofclarke.com.

Board and Committee Meeting Attendance

During 2005, the Board of Directors of the Company held six meetings. The Directors of the Company also serve as Directors of its wholly-owned subsidiary, Bank of Clarke County (the “Bank”). The Bank’s Board held twelve meetings in 2005. During 2005 each Director attended greater than 75% of the aggregate number of meetings of both Boards of Directors and meetings of committees on which he or she was a member.

Executive Sessions

Independent Directors meet periodically outside of regularly scheduled Board meetings. The Company has scheduled four executive sessions that include only independent Directors for 2006. These sessions are led by the Chairman of the Board.

Committees of the Board

The Company’s only standing committee is the Audit Committee. The Compensation Committee is a committee of the Bank’s Board of Directors. Neither the Company’s nor the Bank’s Board of Directors has a nominating committee. The following sections discuss each of these committees.

Audit Committee. The Audit Committee met four times in 2005. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. During 2005, the Company outsourced its internal audit function to an independent public accounting firm that specializes in financial institutions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee and the Board of Directors have adopted a written charter for the Audit Committee. This Audit Committee Charter, as adopted, was attached to the Proxy Statement for the 2004 Annual Meeting of Shareholders.

This committee consists of Messrs. Vinson, Byrd and Wilkins and Mrs. Glaize. Each of the members of the Audit Committee is independent as that term is defined in the listing standards of NASDAQ. The Company does not have an “audit committee financial expert” as defined by Securities and Exchange Commission regulations. The Board of Directors, however, believes that the members of the Audit Committee have the ability to understand financial statements and generally accepted accounting principles, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. For additional information regarding the Audit Committee, see the section titled “Audit Information – Audit Committee Report” within this Proxy Statement.

Compensation Committee. The Compensation Committee met three times in 2005. The Compensation Committee reviews the CEO’s performance and compensation and reviews and sets guidelines for compensation of the other executive officers. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. The Compensation Committee consists of Messrs. Smalley, Vickers and Vinson, each of whom is independent as that term is defined by the listing standards of NASDAQ. For additional information regarding the Compensation Committee, see the section titled “Executive Compensation and Related Party Transactions – Compensation Committee Report on Executive Compensation” within this Proxy Statement.

Nominating Process

There is no nominating committee of the Board of Directors. The entire Board performs the functions of a nominating committee. The Board has chosen not to have a separate nominating committee because it is comprised primarily of independent Directors and has the time and resources to perform the function of selecting board nominees. When the Board performs its nominating function, the Board acts in accordance with the Company’s Articles of Incorporation and Bylaws but does not have a separate charter related to the nomination process.

In identifying potential nominees, the Board of Directors takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent Directors and the need for specialized expertise. The Board considers candidates for Board membership suggested by its members and by management, and the Board will also consider candidates suggested informally by a shareholder of the Company.

The Board of Directors considers, at a minimum, the following factors for potential new Directors or the continued service of existing Directors:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Corporation;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The process used for selecting new candidates for the Board of Directors involves identifying the need to add a new member with specific qualifications or to fill a vacancy. The Chairman of the Board will initiate a search, which may involve seeking input from Board members and senior management, and considering any candidates recommended by shareholders. A list of candidates which satisfy certain criteria and otherwise qualify for membership is presented to the Board. The Chairman of the Board, along with the President and Chief Executive Officer, conducts interviews with preferred candidates from the list. Afterwards, the Board meets to conduct further interviews of preferred candidates, if necessary, and to approve final candidates for Board membership.

Shareholders may submit candidates for formal consideration by the Company in connection with an annual meeting of shareholders if timely written notice is received, in proper form, for each such recommended Director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2007 Annual Meeting, the notice must be received within the time frame set forth in the section titled “Shareholder Proposals for the 2007 Annual Meeting” within this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.

Annual Meeting Attendance

The Company has not adopted a formal policy on Director attendance at its Annual Meeting of Shareholders, although all Directors are encouraged to attend and historically most have done so. All Directors, except Mr. Vickers, attended the Company’s 2005 Annual Meeting of Shareholders.

Shareholder Communication

Shareholders may communicate with all members or any member of the Board of Directors by addressing correspondence to “Board of Directors” or to the individual Director. Such correspondence should be addressed to the Secretary of the Company, P.O. Box 391, Berryville, Virginia 22611. All communications so addressed will be forwarded promptly, without screening, to the Chairman of the Board of Directors (in the case of correspondence addressed to “Board of Directors”) or to the individual Director.

Director Compensation

In 2005 the Chairman of the Board received a $10,000 annual retainer and $500 per Bank Board meeting attended as compensation for services as a Director. All other Directors received a $5,000 annual retainer and $500 per Bank Board meeting attended as compensation for services as Director. Members of the Audit and Compensation Committees received $300 per meeting attended. Members of all other Bank committees received $100 per meeting attended. The annual retainer amounts and per meeting fees will remain the same during 2006. Each of the independent Directors was awarded 200 shares of restricted stock during 2005, which resulted in approximately $10,890 in compensation per Director. Members of the Audit and Compensation Committees received $300 per meeting attended. Members of all other Bank committees received $100 per meeting attended. The Company’s Chief Executive Officer, John R. Milleson, does not receive an annual retainer, Bank Board meeting fees or Bank committee meeting fees.

EXECUTIVE COMPENSATION AND

RELATED PARTY TRANSACTIONS

Compensation Committee Report on Executive Compensation

The Compensation Committee, which is composed of the independent Directors listed below, recommends to the Board of Directors the annual salary levels and any bonuses to be paid to the executive officers of the Bank. The Committee also makes recommendations to the Board regarding the issuance of equity compensation and other compensation related matters. Currently, the individuals serving as the Chief Executive Officer and the Chief Financial Officer of the Company also serve in the same capacities, respectively, for the Bank. These officers are presently compensated by the Bank for services rendered, but not by the Company.

The primary objective of the Company’s executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of the Company’s shareholders. As such, the compensation program is designed to provide levels of compensation that are reflective of both the individual’s and the Company’s performance in achieving its goals and objectives.

The elements of the Company’s compensation program include base annual salary, short-term incentive compensation under the Bank’s Executive Bonus Plan, and long-term incentives through equity compensation under the Company’s 2003 Stock Incentive Plan.

Compensation for the President and Chief Executive Officer of the Company is determined by the Board of Directors, excluding the President and Chief Executive Officer, based on the recommendation of the Compensation Committee of the Board. The Compensation Committee annually reviews and approves financial performance goals and corporate objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of these goals and objectives, and recommends to the Board his compensation level based on this evaluation. In determining the long-term incentive component of his compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies and the awards given to the Chief Executive Officer in past years. The Committee obtains incentive award data for comparable companies from trade association surveys and executive compensation consultants.

Compensation for executive officers other than the President and Chief Executive Officer is determined by the Board of Directors based on the recommendation of the Compensation Committee, with the input of the President and Chief Executive Officer. Compensation levels for all executive officers are determined based on the performance of the Company, performance judgments as to the past and future contributions of the individual officers and compensation paid to executives in similar positions in the industry.

Short-term incentive compensation for executive officers under the Executive Bonus Plan is related to the financial performance of the Company, namely return on equity. The Board establishes return on equity goals and sets the incentive amount as a percentage of annual salary. The amount of short-term incentive compensation increases when financial performance exceeds the approved goals.

Each year, the Committee also considers the desirability of granting long-term incentive awards under the Company’s 2003 Stock Incentive Plan. The Committee believes that equity compensation focuses the Company’s executive officers on building profitability and shareholder value by offering them ownership in the Company. In fixing the grants of equity compensation to executive officers, the Committee reviews recommended individual awards with the Chief Executive Officer, taking into account the respective scope of accountability and contributions of each executive officer.

The Board and the Compensation Committee establish overall compensation using both objective and subjective criteria based on the factors noted above. With respect to the objective portion of the performance evaluation, the Compensation Committee specifically considers the growth in earnings per share and the relative level of return on equity. The subjective component focuses on the Committee’s perception of the performance by the executive officer of his or her individual responsibilities as defined by the Committee and in comparison to the compensation paid to persons in comparable positions within the industry.

Compensation Committee

Robert W. Smalley, Jr., Chairman

James T. Vickers

Randall G. Vinson

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are Directors of the Bank. No member of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Executive Compensation

The following table shows the cash compensation paid by the Bank, as well as certain other compensation paid or accrued, for the years ended December 31, 2005, 2004 and 2003 to each of the named executive officers in all capacities in which he or she served:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options/SARs (#)(3)	All Other Compensation ($)(4)
John R. Milleson President and Chief Executive Officer	2005 2004 2003	173,140 157,400 150,000	50,699 49,058 71,026	— — —	— 38,790 38,934	— 4,000 4,000	5,194 4,722 4,499
Jeffrey S. Boppe Senior Vice President and Senior Loan Officer, Bank of Clarke County	2005 2004 2003	134,000 127,500 120,000	39,216 39,361 23,449	— — —	— 18,102 18,169	— 2,000 2,000	4,020 3,825 2,460
James W. McCarty, Jr. Vice President and Chief Financial Officer	2005 2004 2003	115,000 100,000 93,000	33,491 31,075 20,197	— — —	— 18,102 18,169	— 2,000 2,000	3,450 3,000 2,790
Elizabeth M. Pendleton Senior Vice President and Trust Officer, Bank of Clarke County	2005 2004 2003	109,000 105,000 100,000	32,000 32,636 23,722	— — —	— 18,102 18,169	— 2,000 2,000	3,748 3,150 3,000
John E. Hudson Senior Vice President and Marketing Director, Bank of Clarke County	2005 2004 2003	83,500 77,000 63,500	24,433 24,373 12,741	— — —	— 10,344 10,382	— 1,000 1,000	1,670 2,097 1,241

(1)	The aggregate amount of this compensation does not exceed the lesser of $50,000 or 10% of the total salary and bonus for the named executive.
(2)	The restricted shares disclosed in this column vest 33% per year on each of three successive anniversary dates commencing one year after the grant date of the award, provided the named executive officer is employed full time by the Company on the applicable vesting date. The aggregate number of shares of restricted stock held by each of the named executive officers at December 31, 2005, and the dollar value of such shares on that date based on a $28.25 closing price of a share of Common Stock at December 31, 2005, as reported on the Over-the-Counter Bulletin Board, were as follows: Mr. Milleson, 1,800 shares, $50,850; Mr. Boppe, 840 shares, $23,730; Mr. McCarty, 840 shares, $23,730; Mrs. Pendleton, 840 shares, $23,730; and Mr. Hudson, 480 shares, $13,560. The aggregate number of shares and the closing price of a share of Common Stock have been adjusted to reflect the two-for-one stock split of the Company’s Common Stock on March 15, 2006.
(3)	The number of securities underlying options/SARs disclosed in this column has been adjusted to reflect the two-for-one stock split of the Company’s Common Stock on March 15, 2006.
(4)	Amount of matching contributions to the KSOP for 2005.

Option Grants

The Company did not grant any stock options to the named executive officers during the year ended December 31, 2005. The following table sets forth information related to the exercise of stock options during 2005 and the stock options held by the named executive officers at December 31, 2005. All amounts in the table have been adjusted to reflect the two-for-one stock split of the Company’s Common Stock on March 15, 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Milleson	—	—	8,000	—	53,280	—
Jeffrey S. Boppe	—	—	4,000	—	26,640	—
James W. McCarty, Jr.	—	—	4,000	—	26,640	—
Elizabeth M. Pendleton	—	—	4,000	—	26,640	—
John E. Hudson	—	—	2,000	—	13,320	—

(1)	The value of in-the-money options at fiscal year end was calculated by determining the difference between the closing price of a share of Common Stock as reported on the Over-the-Counter Bulletin Board on December 31, 2005 and the exercise price of the options.

The Company’s Board of Directors approved the acceleration of the vesting of all unvested stock options outstanding, effective December 30, 2005. As a result, all outstanding options became exercisable at December 30, 2005. Except for the accelerated vesting, all other terms of the affected stock options remained unchanged.

Equity Compensation Plans

The following table sets forth information as of December 31, 2005, with respect to compensation plans under which shares of Common Stock are authorized for issuance. All amounts in the table have been adjusted to reflect the two-for-one stock split of the Company’s Common Stock on March 15, 2006.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders:
2003 Stock Incentive Plan (2)	26,000	(4)	$21.59	257,080

Equity Compensation Plans Not Approved by Shareholders (3)	—		—	—

Total	26,000		$21.59	257,080

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights, and restricted shares issued.
(2)	At the 2003 Annual Meeting of Shareholders, the Eagle Financial Services, Inc. Stock Incentive Plan (the “2003 Stock Incentive Plan”) was adopted, as approved by the Board of Directors on February 28, 2003. The 2003 Stock Incentive Plan authorizes the issuance of up to 300,000 shares of Common Stock and no shares may be issued under this plan after February 27, 2013.
(3)	The Company does not have any equity compensation plans that have not been approved by shareholders.
(4)	This amount does not include 16,920 shares of restricted stock issued under the 2003 Stock Incentive Plan.

Employment Agreements

Certain named executive officers are parties to employment agreements effective January 1, 2004 that provide for service at their respective positions with the Bank. John R. Milleson’s contract is for an initial two-year term. However, on January 1, 2004 and each day thereafter the term of the agreement is renewed and extended by one year. Mr. Milleson’s employment contract provides for an initial base salary of $150,000, and he is eligible for base salary increases and bonuses as determined by the Executive Committee of the Board of Directors. Mr. Milleson’s employment may be terminated by the Bank with or without cause. If he resigns for “good reason” or is terminated “without cause” (as those terms are defined in the employment agreement), then the Company will be obligated to continue to provide the compensation and benefits specified in the agreement until the expiration of its term. The employment agreement also contains covenants not to compete for a specified period after he is no longer employed by the Company. The employment agreement will terminate in the event there is a change in control of the Company. If during the twelve months following the change in control, he is terminated “without cause” or resigns for “good reason”, he will receive an amount equal to 299% of his base salary, annual bonus and equivalent benefits. If termination of employment due to a change in control had occurred during the year ended December 31, 2005, Mr. Milleson would have been entitled to a severance payment amounting to approximately $535,883.

The employment agreements for James W. McCarty, Jr., Elizabeth M. Pendleton and John E. Hudson each have one year terms effective January 1, 2004. These contracts are for an initial term of one year and automatically extend by one year on December 31st of each year beginning in 2004. Mr. McCarty’s contract provides for an initial base salary of $100,000, Mrs. Pendleton’s contract provides for an initial base salary of $105,000, and Mr. Hudson’s contract provides for an initial base salary of $77,000. These agreements have substantially the same terms and conditions as Mr. Milleson’s, excluding the base salary amount and renewal term. If termination of employment due to a change in control had occurred during the year ended December 31, 2005, Mr. McCarty, Mrs. Pendleton and Mr. Hudson would have been entitled to severance payments amounting to approximately $327,626, $354,028 and $228,203, respectively.

Retirement Benefits

Employee Pension Plan. The Company has a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended (ERISA). Under its current terms, benefits are based on the an employee’s average compensation during his or her employment. The pension plan provides for 20% vesting after three years of service and 20% for each additional year of service. An employee is 100% vested in the pension plan after seven years of service. The pension plan provides full benefits under normal retirement at age sixty-five and partial benefits for early retirement at age fifty-five with ten years of service. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the pension plan’s adoption agreement).

The following table shows the estimated annual benefits payable upon retirement based on the specified final annual salary and years of credited service classifications, assuming continuation of the present pension plan and retirement at age sixty-five.

	Years of Service
Final Annual Salary	15	20	25	30	35
$50,000	$9,863	$12,285	$14,375	$16,310	$18,124
75,000	16,376	20,311	23,747	26,921	29,804
100,000	23,135	28,733	33,606	38,021	41,974
125,000	29,899	37,163	43,473	49,125	54,146
150,000	36,662	45,592	53,337	60,228	66,318
200,000 and above	49,667	61,926	72,545	81,914	90,142

Compensation under the plan is limited to $210,000 in 2006 by the Internal Revenue Code of 1986, as amended. The table below provides the estimated annual benefit payable under the pension plan upon retirement for the Company’s named executives as of December 31, 2005.

Name	Estimated Annual Benefits Payable	Vested Years of Service
John R. Milleson	$95,465	22
Jeffrey S. Boppe	100,590	11
James W. McCarty, Jr.	100,152	14
Elizabeth M. Pendleton	37,813	8
John E. Hudson	49,021	22

Employee 401(k) Savings and Stock Ownership Plan. The Company sponsors a KSOP under which eligible employees may choose to save up to 15% of their salary on a pretax basis, subject to certain IRS limits. The Company matches 50% (up to 6% of the employee’s salary) of employee contributions with the Company’s Common Stock or cash, as elected by each employee. The shares required for the matched contributions are provided by authorized but unissued Common Stock. The Board of Directors may, at its discretion, make contributions to the KSOP which will be used to purchase shares of the Company’s Common Stock. These shares are also provided by authorized but unissued Common Stock.

Transactions with Management

The Company, through its subsidiary Bank, grants loans to and accepts deposits from its directors, principal officers and related parties of such persons during the ordinary course of business. Loans are granted on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. The aggregate balance of loans to directors, principal officers and their related parties was $2,156,000 at December 31, 2005. Deposits are accepted on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers. The aggregate balance of deposits from directors, principal officers and their related parties was $5,622,000 at December 31, 2005.

STOCK PERFORMANCE GRAPH

Shares of the Company’s Common Stock trade on the Over-the-Counter Bulletin Board. The following line graph compares the cumulative total return to the shareholders of the Company to the returns of the NASDAQ Bank Index and the NASDAQ Composite Index for the last five years. The amounts in the table represent the value of the investment on December 31st of the year indicated; assuming $100 was initially invested on December 31, 2000.

Index	2000	2001	2002	2003	2004	2005
Eagle Financial Services, Inc.	$100	$96	$113	$194	$191	$249
NASDAQ Bank Index	100	110	115	149	166	159
NASDAQ Composite Index	100	79	54	81	88	89

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Smith Elliott Kearns & Company, LLC served as the Company’s independent registered public accounting firm during 2005. Prior to being selected as the Company’s independent registered public accounting firm, this firm performed the internal audit function for the Bank during 2003 and 2004. Neither this firm nor any of its employees has any direct or indirect financial interest in the Company. Representatives of the firm of Smith Elliott Kearns & Company, LLC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from the shareholders.

On March 16, 2005, the Company notified Yount, Hyde & Barbour, P.C. that it would be dismissed as the Company’s independent registered public accounting firm. The firm of Yount, Hyde & Barbour, P.C. served as the Company’s independent registered public accounting firm during 2004. The Sarbanes-Oxley Act of 2002 caused the Board of Directors to evaluate whether to continue the Company’s relationship with this firm during 2005. Under this Act, Yount, Hyde & Barbour, P.C. was prohibited from performing certain services for the Company. In evaluating this relationship, the Board of Directors and its Audit Committee determined that the Company wanted to rely more heavily on Yount, Hyde & Barbour, P.C. to perform services that would be prohibited if this firm continued to serve as the independent registered public accounting firm and, therefore, a different independent accountant was selected for 2005. Neither this firm nor any of its employees has any direct or indirect financial interest in the Company.

The decision to change accountants, including the dismissal of Yount, Hyde & Barbour, P.C. and the appointment of Smith Elliott Kearns & Company, LLC, was made by the Board of Directors and its Audit Committee on March 16, 2005. The report of Yount, Hyde & Barbour, P.C. on the Company’s financial statements for each of the three fiscal years ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the Company’s three fiscal years ended December 31, 2004 and during the subsequent period preceding March 16, 2005, there were no disagreements with Yount, Hyde & Barbour, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Yount, Hyde & Barbour, P.C., would have caused Yount, Hyde & Barbour, P.C. to make reference to the subject matter of the disagreements in connection with its report.

In addition, during the Company’s three fiscal years ended December 31, 2004 and during the subsequent period preceding March 16, 2005, the Company did not consult with Smith Elliott Kearns & Company, LLC regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or any other matters or events that are required to be disclosed by applicable securities laws.

AUDIT INFORMATION

Audit Committee Report

The Audit Committee’s Report to the Shareholders, which follows, was approved and adopted by the Committee on March 6, 2006.

The Audit Committee has reviewed and discussed the audited financial statements with management and discussed the matters required by SAS 61 with the independent registered public accounting firm. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from the Company and its management. Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K filed by the Company.

Audit Committee

Randall G. Vinson, Chairman

Thomas T. Byrd

Mary Bruce Glaize

James R. Wilkins, Jr.

Fees of the Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed by Smith, Elliott, Kearns & Company, LLC for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2005 and for the review of the financial statements included in the Quarterly Reports on Form 10-Q for that fiscal year were $47,000. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2004 and for the review of the financial statements included in the Quarterly Reports on Form 10-Q for that fiscal year were $52,772.

Audit Related Fees. The aggregate fees billed by Smith, Elliott, Kearns & Company, LLC for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2005 were $8,050. During 2005, these services included employee benefit plan audits. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2004 were $63,201. During 2004, these services included employee benefit plan audits, an information technology systems audit, agreed-upon procedures related to the Bank Secrecy Act, agreed-upon procedures related to the Bank’s trust department’s Regulation 9 examination, agreed-upon procedures for the Bank’s ACH function as required by NACHA, agreed upon procedures for Public Funds as required by the Commonwealth of Virginia, consent on registration statements, and consultation concerning financial accounting and reporting standards and other related issues.

Tax Fees. Smith, Elliott, Kearns & Company, LLC did not provide any professional services related to taxes during the fiscal year ended December 31, 2005. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2004 were $5,500. During 2004, these services included preparation of federal and state income tax returns.

All Other Fees. There were no other fees billed by Smith, Elliott, Kearns & Company, LLC during the fiscal year ended December 31, 2005. There were no other fees billed by Yount, Hyde & Barbour, P.C. during the fiscal year ended December 31, 2004.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accounting firm. The Audit Committee, or a designated member of the committee, must pre-approve all audit (including audit related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the provisions of such services does not impair the registered public accounting firm’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2007 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is P.O. Box 391, Berryville, Virginia 22611, no later than December 15, 2006, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement. The Company anticipates holding the 2007 Annual Meeting on May 16, 2007.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for Director or to bring other business before a meeting, written notice must be received by the Company not less than sixty days and not more than ninety days prior to the date of the meeting. Based on an anticipated meeting date of May 16, 2007 for the 2007 Annual Meeting of Shareholders, the Company must receive such notice no later than March 17, 2007 and no earlier than February 15, 2007. If shareholders receive notice less than seventy days prior to the meeting or public disclosure of the meeting date is made less than seventy days prior to the meeting, written notice must be received by the Company not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was made or such public disclosure was made.

Notice of a nomination for Director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specific matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

THE COMPANY’S 2005 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO JAMES W. McCARTY, JR., SECRETARY OF THE COMPANY, WHOSE ADDRESS IS P.O. BOX 391, BERRYVILLE, VIRGINIA 22611. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the meeting other than as set forth herein. If any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

James W. McCarty, Jr.
Vice President, Chief Financial Officer and Secretary-Treasurer

April 14, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

EAGLE FINANCIAL SERVICES, INC.

May 17, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:  For a Three (3) Year Term

`  FOR ALL NOMINEES

`  WITHHOLD AUTHORITY FOR ALL NOMINEES

`  FOR ALL EXCEPT (See instructions below)

NOMINEES:

`  MARY BRUCE GLAIZE

`  RANDALL G. VINSON

`  JAMES R. WILKINS, JR.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ‹

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. `

2. To vote in accordance with their best judgment on such other business, if any, that may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted for the nominees for election of directors listed in item 1.

PLEASE SIGN AND DATE BELOW.

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EAGLE FINANCIAL SERVICES, INC.

Proxy for 2006 Annual Meeting of Shareholders Solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Messrs. Lewis M. Ewing, Thomas T. Gilpin and Robert W. Smalley, Jr., or any one of them, attorneys and proxies, with the power of substitution in each, to act for the undersigned, as designated below, with respect to all of the Corporation’s Common Stock of the undersigned at the Annual Meeting of Shareholders to be held at the John H. Enders Fire Company Social Hall on Wednesday, May 17, 2006 at Noon, and at any adjournment thereof.

(Continued and to be signed on the reverse side)